Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Klaviyo, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Series A Common Stock, $0.001 par value per share	Rule 457(o)	—	—	$100,000,000	0.0001102	$11,020.00
	Total Offering Amounts					$100,000,000		$11,020.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,020.00
(1)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)Includes the aggregate offering price of additional shares of our Series A common stock that the underwriters have the option to purchase, if any.